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Exhibit 99.1

Quanex
NEWS RELEASE

Financial Contact: Jeff Galow, 713/877-5327
Media Contact: Valerie Calvert, 713/877-5305

Quanex Corporation Announces the Purchase of Mikron Industries
Acquisition Broadens Quanex's Window and Door Component Offerings

Houston, Texas, December 9, 2004—Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value added engineered materials and components serving the vehicular products and building products markets, today announced the closing of the stock purchase of privately held Mikron Industries, for $205 million in cash. Quanex financed the acquisition by borrowing against its $310 million revolving credit facility.

Mikron, an industry-leading manufacturer of engineered vinyl and thermoplastic alloy composite (MikronWood™) window components, window coverings and door components, serves the residential building and remodeling markets. Headquartered in the Seattle suburb of Kent, WA, Mikron operates modern and highly automated extrusion facilities located in the Kent area; Winnebago, IL; and Richmond, KY. With 2004 revenues of approximately $215 million, the acquisition is expected to be accretive to earnings in year one.

"The addition of Mikron to our Building Products Group is consistent with our strategy of growing our core Engineered Products business, which manufactures window and door components for the building products markets," stated Raymond Jean, chairman and chief executive officer of Quanex. "Mikron's excellent management team, outstanding market reputation and leading industry position will help us continue building our presence in the window and door component business by giving us greater market participation in the fastest growing window segments—vinyl and composite windows. The acquisition will allow us to further accelerate cross selling opportunities that currently exist among our other vinyl and wood component businesses. Mikron represents our third acquisition in the fenestration market, and the growing scale of our Building Product businesses will allow us to invest in plant, equipment and development activities to further support our customers," Jean said.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For further information, visit the Company's website at www.quanex.com.

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  Exhibit 99.1